Exhibit 99.3

FOR IMMEDIATE RELEASE                                                                                            CONTACT: (937) 224-5940

DPL INC. SETS ANNUAL MEETING DATE, LOCATION

DAYTON, Ohio, February 6, 2007 — DPL Inc. (NYSE: DPL) announced today that it will hold its annual meeting of shareholders on Friday, April 27, 2007 at 10:00 a.m. Eastern Time.  The meeting will be at the Schuster Center located at One West Second Street in downtown Dayton, Ohio.

Holders of common shares of record at the close of business on March 5, 2007 are entitled to notice and to vote at the annual meeting.

About DPL

DPL Inc. (NYSE:DPL) is a regional electric energy and utility company.  DPL’s principal subsidiaries include The Dayton Power and Light Company (DP&L); DPL Energy, LLC (DPLE); and DPL Energy Resources, Inc. (DPLER).  DP&L, a regulated electric utility, provides service to over 500,000 retail customers in West Central Ohio; DPLE engages in the operation of merchant peaking generation facilities; and DPLER is a competitive retail electric supplier in Ohio, selling to major industrial and commercial customers. DPL, through its subsidiaries, owns and operates approximately 4,400 megawatts of generation capacity, of which 2,800 megawatts are low cost coal-fired units and 1,600 megawatts are natural gas and diesel peaking units.  Further information can be found at www.dplinc.com.